Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 84 to the Registration Statement on Form N–1A of Fidelity Magellan Fund: Fidelity Magellan Fund and Fidelity Magellan K6 Fund of our reports dated May 11, 2020,  relating to the financial statements and financial highlights included in the March 31, 2020 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
May 20, 2020